UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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QC HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 19, 2010

Dear Fellow Stockholder:

You are invited to attend the annual meeting of stockholders of QC Holdings, Inc. The meeting will be held at 10:00 a.m., local time, Wednesday, June 2, 2010, at the company’s corporate office, 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210. At the annual meeting you will be asked to elect seven members to our board of directors. We will also be discussing our results for the past year and answering your questions.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Please mark, sign and date your proxy card today and return it in the envelope provided. Many of you can also vote by telephone or via the Internet as described on the proxy card.

Thank you for your support of QC Holdings and your involvement in this important process.

Sincerely,

Don Early
Chairman and Chief Executive Officer

QC HOLDINGS, INC.

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 2, 2010

TO THE STOCKHOLDERS OF QC HOLDINGS, INC.

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of QC Holdings, Inc. will be held at the company’s corporate office, 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210 at 10:00 a.m., local time, on Wednesday, June 2, 2010, for the following purposes:

1.	To elect seven directors, each for a term of one year and until their successors are elected and qualified; and

2.	To ratify the appointment of Grant Thornton LLP as independent registered public accounting firm for the company for the year ending December 31, 2010; and

3.	To transact any other business properly introduced at the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on April 9, 2010, are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. On April 9, 2010, the record date for the annual meeting, there were 18,121,447 shares of common stock outstanding. Each outstanding share is entitled to one vote.

Our board of directors encourages you to mark, sign and date your proxy card and return it today in the enclosed postage prepaid envelope, or vote by telephone or via the Internet (as described on the proxy card), whether or not you intend to be present at the annual meeting.

By Order of the Board of Directors

Mary Lou Early
Secretary

Overland Park, Kansas

April 19, 2010

QC HOLDINGS, INC.

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 2, 2010

SOLICITATION AND REVOCABILITY OF PROXIES

This proxy statement and the enclosed proxy card are furnished to the stockholders of QC Holdings, Inc., a Kansas corporation, in connection with the solicitation of proxies by the company for use at our annual meeting of stockholders, and any adjournments or postponements thereof, to be held at the company’s corporate office, 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210 at 10:00 a.m., local time, on Wednesday, June 2, 2010. The mailing of this proxy statement, the proxy card, the notice of annual meeting and our annual report on Form 10-K, which constitutes our 2009 annual report to stockholders, is expected to begin on April 26, 2010. All costs of solicitation will be borne by the company.

You are requested to vote your shares by following the instructions on the proxy card for voting by telephone or via the Internet or by completing, signing, dating and returning the proxy card promptly in the enclosed postage prepaid envelope. Your proxy may be revoked by written notice of revocation delivered to the secretary of the company, by executing and delivering a later dated proxy or by voting in person at the annual meeting. Attendance at the annual meeting will not constitute a revocation of your proxy unless you vote in person at the annual meeting or deliver an executed and later dated proxy. Proxies duly executed and received in time for the annual meeting will be voted in accordance with the stockholders’ instructions. If no instructions are given, proxies will be voted as follows:

1.	to elect Don Early, Mary Lou Early, Richard B. Chalker, Gerald F. Lamberti, Francis P. Lemery, Mary V. Powell and Jack L. Sutherland as directors to serve for one year terms until the 2011 annual meeting of stockholders and until their respective successors are duly elected and qualified; and

2.	to ratify the appointment of Grant Thornton LLP as independent registered public accounting firm for the company for the year ending December 31, 2010; and

3.	in the discretion of the proxy holder as to any other matter properly coming before the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON WEDNESDAY, JUNE 2, 2010

The notice of annual meeting, proxy statement, form of proxy card and 2009 Annual Report to Stockholders are available at www.edocumentview.com/QCCO. In accordance with Securities Exchange Commission rules, the materials on the site are readable and printable. The site does not use “cookies” or other tracking features that identify visitors to the site.

OUTSTANDING VOTING SECURITIES OF THE COMPANY

Only the record holders of shares of common stock as of the close of business on April 9, 2010, are entitled to vote on the matters to be presented at the annual meeting, either in person or by proxy. At the close of business on April 9, 2010, there were outstanding and entitled to vote a total of 18,121,447 shares of common stock, constituting all of our outstanding voting securities.

The presence at the annual meeting, in person or by proxy, of the holders of at least a majority of the shares of common stock as of the record date is necessary to constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum at the annual meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner. Each share of common stock is entitled to one vote for each director to be elected and for each other matter properly brought to a vote of the stockholders at the annual meeting. A plurality of the votes cast at the annual meeting is required to elect the directors. Broker non-votes are not counted for purposes of any proposal (including election of directors) for which a vote is not cast. Abstentions have the effect of a negative vote on the proposal to ratify the appointment of Grant Thornton LLP as independent registered public accounting firm for the company.

ELECTION OF DIRECTORS

At the annual meeting, the stockholders will elect seven directors to hold office for one year terms until our 2011 annual meeting of stockholders and until their successors are duly elected and qualified. It is intended that the names of the nominees listed below will be placed in nomination at the annual meeting to serve as directors and that the persons named in the proxy will vote for their election. All nominees listed below are currently members of the board of directors. Each nominee has consented to being named in this proxy statement and to serve if elected. If any nominee becomes unavailable to serve as a director for any reason, the shares represented by the proxies will be voted for the person, if any, designated by the board of directors. The board of directors has no reason to believe that any nominee will be unavailable to serve.

The nominees for director of the company, as well as certain information about them, are as follows:

Name	Age	Position
Don Early	67	Chairman, Chief Executive Officer and Director
Mary Lou Early	65	Vice Chairman, Secretary and Director
Richard B. Chalker	69	Director
Gerald F. Lamberti	81	Director
Francis P. Lemery	70	Director
Mary V. Powell	79	Director
Jack L. Sutherland	66	Director

Don Early has served as chairman of the board of directors and chief executive officer of the company since May 2004. Mr. Early founded the company in 1984 and has served as a director since that time. He served as president and chief executive officer from 1984 until May 2004. Mr. Early is married to Mrs. Early. Mr. Early holds a degree in business administration from the University of Missouri.

Mary Lou Early has served as vice chairman of the board of directors and secretary of the company since May 2004. She has been employed by the company in a variety of executive positions since 1988, including vice president and chief operating officer until May 2004. Mrs. Early became a director of the company in 1997. Mrs. Early is married to Mr. Early and is the mother of Darrin Andersen, our president and chief operating officer.

Richard B. Chalker joined our board of directors in July 2004 immediately following the company’s initial public offering. Mr. Chalker currently serves as a director of PBI/Gordon Corporation, an employee-owned manufacturer of pesticides and professional turf and agricultural products, and Decorize, Inc., a manufacturer of home furnishings and accessories that trades on the OTC Bulletin Board. Mr. Chalker retired in 2004 as Division Vice President, Tax and Customs, of Hallmark Cards after eight years of service. Mr. Chalker also spent 32 years at Ernst & Young LLP, including 19 years as a partner specializing in taxation. He holds a degree in industrial administration from Yale University and a law degree from DePaul University.

Gerald F. Lamberti joined our board of directors in July 2004 immediately following the company’s initial public offering. Mr. Lamberti retired from the Federal Deposit Insurance Corporation (FDIC) in 1998, where he was an attorney for over 25 years, including the last 13 years as Regional Counsel, Kansas City Region, FDIC. Prior to joining the FDIC, Mr. Lamberti was Deputy General Counsel of the United States Catholic Conference in Washington, D.C. He holds a degree in accounting from St. John’s University School of Commerce and a law degree from St. John’s University Law School. Mr. Lamberti served three years in the U.S. Air Force in the Korean War, in which he received the Distinguished Flying Cross.

Francis P. Lemery joined our board of directors in July 2004 immediately following the company’s initial public offering. Mr. Lemery retired in 1999 as Senior Vice President and Actuary of Kansas City Life Insurance Company, a Nasdaq Global Market company. He served on the board of directors of Kansas City Life from 1985 to 1999. Mr. Lemery has been a Fellow of the Society of Actuaries since 1968, and a member of the American Academy of Actuaries since 1969. He holds a degree in business administration and a master’s degree in actuarial science from the University of Michigan.

Mary V. Powell joined our board of directors in July 2004 immediately following the company’s initial public offering. Ms. Powell has been a partner in Johnson-Powell Accounting Services for more than 30 years, where she provides accounting, auditing and tax preparation services primarily to privately-owned businesses. Ms. Powell has been engaged in providing accounting, auditing and tax preparation services to individuals and private businesses since 1968.

Jack L. Sutherland joined our board of directors effective January 1, 2010. Mr. Sutherland has served as Kansas City Regional President for Equity Bank, N.A. since February 2009. He provided consulting services to small businesses in connection with bank restructurings, project financings and related matters in 2008. From 2000 to 2008, Mr. Sutherland served Enterprise Bank & Trust (NASDAQ: EFSC) in a number of executive capacities, most recently as Chairman of the Board for the Kansas City Region. Mr. Sutherland has over 40 years of banking experience. He holds a bachelor’s degree in banking and finance and a MBA in finance from the University of Missouri. Mr. Sutherland was honorably discharged from the U.S. Army after attaining the rank of Captain.

The current members of our board bring a wide range of experience and qualifications, attributes and skills that support the nomination of each of these individuals for re-election to the board at the 2010 annual meeting of stockholders and uniquely position the board to assess the strategic opportunities and challenges that face the company. Mr. Early founded the company, and his extensive knowledge of the payday lending and related industries, leadership skills and entrepreneurial experience are particularly valuable to the board as it continuously assesses the direction and future of the company. Mrs. Early has served the company for more than 20 years and during that time virtually all aspects of operations (other than financial reporting and accounting) have reported to her. She has also participated in the evaluation of every major acquisition and diversification opportunity considered by the company in the past 12 years, and brings a specific commitment and continuity to the company’s culture. Mr. Chalker’s experience as public company director, and his executive leadership, financial and tax expertise provide insight and talents invaluable to the board. Mr. Lamberti’s career as a regulator of banks and a lawyer brings a unique perspective to the board regarding regulatory developments and oversight and the role of the industry serving clients who have historically not been served by the banking industry. Mr. Lemery spent his professional career as an officer and later a member of the board of a publicly traded financial services company. He is also professionally educated as an actuary. Those experiences and training bring significant executive leadership, human resources, financial expertise and corporate governance insights to the board. Ms. Powell has been associated with the company as a tax advisor or a board member for over 25 years and brings extensive historical perspective relating to the company and the industry to the board. Each of these directors has served the company since our initial public offering in July 2004 and has gained invaluable experience in serving on the company as a publicly-traded company since that time. Mr. Sutherland was recently added to the board in view of his career as a commercial banker, bringing extensive knowledge and experience of the banking and financial services industry, as well as executive leadership, regulatory and financial expertise to the board.

The Board of Directors recommends a vote FOR

the election of the nominees for director named above.

EXECUTIVE OFFICERS

Officers are elected on an annual basis by the board of directors and serve at the discretion of the board. Certain biographical information about our executive officers follows:

Name	Age	Position
Don Early*	67	Chairman, Chief Executive Officer and Director
Mary Lou Early*	65	Vice Chairman, Secretary and Director
Darrin J. Andersen	41	President and Chief Operating Officer
Douglas E. Nickerson	44	Chief Financial Officer
Michael O. Walrod	42	Vice President of Operations
Matthew J. Wiltanger	39	Vice President—General Counsel
Wayne S. Wood	47	Vice President of Operations, Eastern U.S.
D. Scott Smith	49	Vice President of Operations, Western U.S.

*	Information is provided under the heading “Election of Directors” above for Don Early and Mary Lou Early. Information relating to our other executive officers with respect to their principal occupations and positions during the past five years is as follows:

Darrin J. Andersen has served as our president and chief operating officer since May 2004. Mr. Andersen joined the company in February 1998 and served as chief financial officer from December 1999 until April 2004. Prior to joining the company, Mr. Andersen worked in the accounting department of Newell Rubbermaid, a manufacturing company listed on the New York Stock Exchange, and in the audit group of Deloitte & Touche. Mr. Andersen is a past president of the Community Financial Services Association of America. Mr. Andersen is the son of Mary Lou Early. Mr. Andersen holds a degree in accounting from the University of Kansas, and is a certified public accountant.

Douglas E. Nickerson joined the company as chief financial officer in April 2004. Prior to joining the company, Mr. Nickerson served for eight years in various management positions with Stilwell Financial Inc., now known as Janus Capital Group, Inc., a New York Stock Exchange provider of diversified financial services. From 2001 to 2003, Mr. Nickerson served as vice president—controller and treasurer of Stilwell, and from 1999 to 2001 served as vice president—controller. Mr. Nickerson holds a degree in accounting from Kansas State University and a law degree from the University of Missouri—Kansas City. He is a certified public accountant.

Michael O. Walrod has been with the company since 1992. From January 1, 2006, until the appointment to his current position in June 2008, he served as vice president of operations, western U.S. Mr. Walrod served as vice president of operations from December 2004 to December 2005. Between 1992 and December 2004, Mr. Walrod served in various roles, including positions as regional director, regional manager, director of development and several other field-related roles. Mr. Walrod holds a degree in business administration from the University of Kansas.

Matthew J. Wiltanger joined the company in January 2008 as vice president—general counsel. Prior to joining the company, Mr. Wiltanger was a partner with the law firm Shook, Hardy & Bacon, LLP in Kansas City, with a focus on business litigation, tort matters, antitrust and trade regulation. Mr. Wiltanger joined the firm in 1997 and began serving as outside litigation counsel to the company for certain matters in 2004. Mr. Wiltanger earned a journalism degree from the University of Missouri and a law degree from the University of Kansas.

Wayne S. Wood has served as vice president of operations, eastern U.S. since January 1, 2006. Mr. Wood served as regional director, eastern U.S. from August 2003 to December 2005. Mr. Wood joined the company in June 2002 as regional manager for the state of Virginia, serving in that role until July 2003. Prior to joining us, Mr. Wood spent four years as a division manager with Advance America Cash Advance Centers, a New York Stock Exchange-listed payday loan company, and in various retail management positions, including 15 years as director of operations with a large national video retailer. Mr. Wood holds a degree in administration of justice from Tidewater Community College.

D. Scott Smith has been with the company since 1994. From October 2001 until his appointment in June 2008 as vice president of operations, western U.S., he served as regional director, with operational responsibility for branches in Missouri, Kansas, Oklahoma and Nebraska. Between 1994 and 2001, Mr. Smith served in all levels of operations at the company, including regional manager, area manager and branch manager. Prior to joining the company, Mr. Smith had 18 years of experience in retail/wholesale fashion management, sales and merchandising. Mr. Smith attended Penn Valley Community College and Western State College.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of common stock for (i) each director and nominee for election as a director of the company; (ii) each named executive officer, (iii) all directors and executive officers as a group, and (iv) each person known to us to be the beneficial owner of more than 5% of the outstanding shares. Beneficial ownership for directors and officers and for other 5% or greater stockholders is shown as of April 9, 2010. Except as otherwise indicated, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding(1)
Named Executive Officers and Directors(2)
Don Early(3)	8,179,083	42.9%
Mary Lou Early(4)	1,363,245	7.2
Richard B. Chalker(5)	60,675	*
Gerald F. Lamberti(5)	45,043	*
Francis P. Lemery(5)	66,455	*
Mary V. Powell(5)	65,955	*
Jack L. Sutherland	14,000	*
Darrin J. Andersen(6)	983,902	5.2
Douglas E. Nickerson(7)	314,512	1.7
Michael O. Walrod(8)	143,700	*
All directors and executive officers as a group (13 persons)(9)	11,385,158	59.8

5% Stockholders(10)

Gregory L. Smith(11) 1207 Parrilla De Avila Tampa, Florida 33613	3,232,521	18.5%

*	Less than one percent
(1)	Computed for each officer and director, and for Gregory L. Smith, as of April 9, 2010, on the basis of shares of common stock outstanding plus the options currently exercisable or exercisable within 60 days after April 9, 2010. Each listed stockholder has sole voting and investment power except as otherwise indicated.
(2)	The address of all of the named individuals is c/o QC Holdings, Inc., 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210.
(3)	Includes 188,547 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date. Includes 250,000 shares owned by a limited partnership in which Mr. Early’s revocable trust is a limited partner and a limited liability company, of which Mr. Early is a member and the manager, is the general partner. The shares owned by the limited partnership are also included for Mrs. Early. Includes 100,000 shares transferred to a private foundation for which Mr. Early and Mrs. Early serve as trustees. These shares are also included for Mrs. Early, although Mr. Early and Mrs. Early each disclaim beneficial ownership thereof.
(4)	Includes 314,245 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date. Includes 250,000 shares owned by a limited partnership in which a limited liability company, of which Mrs. Early is a member, is the general partner. The shares owned by the limited partnership are also included for Mr. Early. Includes 100,000 shares transferred to a private foundation for which Mrs. Early and Mr. Early serve as trustees. These shares are also included for Mr. Early, although Mrs. Early and Mr. Early each disclaim beneficial ownership thereof.
(5)	Includes 34,567 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date.

(6)	Includes 449,494 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date.
(7)	Includes 216,871 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date.
(8)	Includes 95,866 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date.
(9)	Includes an aggregate of 1,610,448 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date.
(10)	Excludes 5% stockholders listed above as executive officers or directors.
(11)	Includes 21,997 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date. Includes 99,500 shares held in irrevocable trusts for the benefit of Mr. Smith’s grandchildren, for which Mr. Smith serves as a co-trustee. Excludes shares held in irrevocable trusts for the benefit of Mr. Smith’s children, over which Mr. Smith has no voting or investment power.

Section 16(a) Beneficial Ownership Reporting Compliance

We are required to identify any director, officer or 10% or greater beneficial owner of common stock who failed to file timely a report with the SEC required under Section 16(a) of the Securities Exchange Act of 1934 relating to ownership and changes in ownership of our common stock. The required reports consist of initial statements on Form 3, statements of changes on Form 4 and annual statements on Form 5. Based solely upon a review of reports filed under Section 16(a) of the Exchange Act and certain written representations of our directors and officers, we are not aware of any director, officer or 10% or greater beneficial owner of common stock who failed to file on a timely basis any report required by Section 16(a) of the Exchange Act for calendar year 2009, other than as a result of an administrative oversight in connection with the mandatory sale to the company to provide for taxes due in connection with the vesting of a restricted stock award for Mr. Scott Smith, an executive officer of the company, for which a Form 4 was not filed on a timely basis in 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Background

Our compensation programs are designed to motivate, attract, reward, and retain management to achieve long-term stockholder value. Our compensation programs are designed to encourage the achievement of annual and longer-term goals by providing appropriate incentives to our executive officers, as well as to align the financial interests of management and our stockholders.

Our current compensation practices and philosophies were largely established in 2007 and 2008, as discussed further below, as we moved toward more performance-based compensation, both on an annual basis and a long-term basis. In 2007, we included annual performance-based cash and equity compensation components and in 2008 established a long-term equity-based incentive compensation program. In 2009 and 2010, we are continuing executive compensation within the framework we previously established.

Historically and continuing through today, compensation of our executive officers has consisted primarily of the following components:

•	base salary;

•	discretionary bonuses;

•	performance-based incentive compensation;

•	equity-based compensation; and

•	perquisites and other personal benefits.

In the discussion that follows, we state the objective of and explain each compensation element.

Executive Compensation

Historically, our compensation committee reviewed executive compensation annually in December of that year or in January or February of the succeeding year, in conjunction with the review of our year-end financial results. All stock option and restricted stock awards for executive officers, as well as base salary adjustments and bonus determinations, were made at these year-end financial and compensation review meetings.

Our year-end compensation meetings for the grant of stock options and restricted stock awards have occurred in December 2006, and in February 2008, 2009, and 2010 in conjunction with the compensation committee review of year end financial results for 2007, 2008 and 2009, respectively. We anticipate that future equity-based grants and awards will occur in February of each year when the compensation committee reviews the year-end results for the prior calendar year, certifies any incentive-based compensation tied to those year-end results and makes equity-based grants and awards for the current calendar year.

Stock option and restricted stock awards have been made without regard to the timing of the release of fourth quarter and year-end financial results. Normally, the February compensation committee meeting at which stock option and restricted stock awards are made occurs shortly prior to the earnings release for the fourth quarter and year end financial results. We anticipate that our compensation committee will continue this practice.

Our compensation committee consults with our chief executive officer, our vice chairman and our president regarding all compensation matters, including specifically recommendations for compensation of other executive officers. Our compensation committee also confers with our chief executive officer concerning the evaluation of the performance of our president. Our chief executive officer does not make any recommendations to the compensation committee regarding any component of his compensation or the compensation of the vice chairman. Due to family relationships, our vice chairman does not participate in deliberations regarding the president. While our compensation committee receives input from these three executives concerning executive compensation matters, all deliberations regarding final compensation decisions occur in executive sessions of the compensation committee.

In 2007, our compensation committee retained Hay Group, Inc., a global compensation consulting firm, to provide certain consulting services to the compensation committee relating to executive compensation. Hay Group was initially retained to provide assistance to the compensation committee in designing an annual cash incentive compensation plan, which resulted in the adoption of the 2007 Annual Incentive Plan described below. In the course of that engagement, Hay Group also provided commentary on base salary levels for the executive officers and targeted levels of annual equity-based compensation for those officers. After the completion of that analysis, Hay Group assisted the compensation committee in designing a long-term equity-based incentive compensation plan, which resulted in the adoption of the Long-Term Incentive Plan in February 2008, as described further below.

In evaluating overall executive compensation, the compensation committee and Hay Group considered a wide range of retail companies and the executive compensation of other publicly traded companies in the payday loan industry. While the compensation committee has reviewed executive compensation data from a number of industry competitors and other retail companies, the compensation committee has not identified a specific set of peer companies against which to benchmark executive compensation.

The work with Hay Group has focused primarily on the incentive (both cash and equity-based) compensation for our executive officers, other than Mr. Early, our chairman and chief executive officer, and Mrs. Early, our vice chairman, who have not participated in the two incentive compensation plans established by the compensation committee. As discussed further below, the base salaries for Mr. Early and Mrs. Early have been unchanged since our July 2004 initial public offering. Additionally, Mr. Early has received only one stock option grant since our July 2004 initial public offering (in January 2006), and Mrs. Early has received only two stock option grants since our initial public offering (in December 2004 and in January 2006). The compensation committee in 2007 and 2008 has considered with respect to these two executive officers their prior contributions to the company, their stock ownership positions (which is over 40% for Mr. Early), the cash dividends paid by the company (which, while considered in the discussions, are not an element of compensation for either Mr. Early or Mrs. Early), and their changing roles in the company since the initial public offering. Discretionary bonuses have been granted to Mr. Early and Mrs. Early in 2007, 2008 and 2009 at the same level for all three years, in view of these factors. The compensation committee anticipates that the overall compensation for Mr. Early and Mrs. Early will remain at essentially the same level (consisting of base salary and bonus) for the foreseeable future, absent significant changes in their contributions to the company or the company’s results of operations. The compensation committee approved an additional cash bonus in lieu of a salary adjustment for Mr. and Mrs. Early in connection with the review of base salaries of all executive officers that occurred in December 2009, as discussed further below.

Base Salaries.

The objective of base salary is to reflect job responsibilities, value to the company and individual performance. The compensation committee reviews base salary of executives annually, and since the initial public offering has not adjusted base salaries more often that once every two years. The compensation committee evaluates base salary based primarily upon an assessment of market requirements for similarly positioned executives. The base salaries for our chief executive officer and our vice chairman have not changed since our initial public offering in July 2004.

In December 2006, the compensation committee reviewed the executive officers’ base salaries for 2007. As noted above, no changes were made to the base salary of the chief executive officer or the vice chairman. Increases for the other executive officers were designed to bring their base salaries in line with executives at competitor companies (including primarily Advance America Cash Advance Centers, Inc., Cash America International, Inc., First Cash Financial Services, Inc., EZ CORP, Inc., Dollar Financial Corp. and CompuCredit Corp.) and other retail companies. The base salaries for these executive officers were unchanged in 2008 and 2009 and remain unchanged for calendar year 2010.

While the compensation committee retained Hay Group in 2007 primarily to assist the compensation committee in designing annual and long-term cash and equity-based incentive compensation, the compensation committee consulted with Hay Group regarding base salary levels for the executive officers, and adjusted cash and equity-based incentive compensation to reflect the levels of base salaries established for the executives prior to the time Hay Group began providing consulting services.

In December 2009, the compensation committee reviewed base salaries of all executive officers. The base salary review was in the context of expected record bonuses to be paid for 2009 under the 2009 Annual Incentive Plan discussed below and the preliminary budget for 2010, which showed lower expected earnings for 2010 as compared to 2009. In view of these factors, management recommended no change in base salaries for 2010, but a one-time bonus equal to 10% of current base salary in order to avoid building that increase into the permanent corporate office expense budget. Also, in view of the level of equity ownership by some members of senior management, management recommended that the one-time bonus in lieu of base salary adjustment be paid in stock, with an option for an officer to select up to 40% of the one time stock bonus to be paid in cash to pay taxes on the overall cash/stock bonus. In order to avoid building a base salary increase into the permanent cost structure of the corporate office expenses and in order to increase the amount of compensation paid to executives in stock (thereby increasing their stock ownership positions), the compensation committee approved the recommended bonus in lieu of base salary increase, with the exception of one executive officer whose base salary was increased $10,000 to bring him in line with two other executive officers with comparable duties. The compensation committee’s decision to pay the one-time bonus in restricted stock also took into account the increased emphasis on paying cash dividends as a way of returning stockholder value, as discussed further below under “Long-Term Incentive Plan and Equity-based Compensation.” The compensation committee also determined that it was appropriate to pay the one-time 10% of base salary bonus to Mr. Early and Mrs. Early in view of the fact that their base salaries remained unchanged since July 2004. Due to the substantial stock ownership of Mr. and Mrs. Early, the committee determined to pay those 10% bonuses in cash rather than restricted stock.

Discretionary and Incentive Cash Bonuses.

Historically, our compensation committee has paid year-end discretionary bonuses based primarily upon our financial results and the satisfaction of certain strategic objectives of the company established for the preceding fiscal year. In 2007, our compensation committee introduced meaningful elements of performance-based compensation into the mix of overall executive compensation, with the adoption of the 2007 Annual Incentive Plan for executive officers and certain other key employees of the company, other than our chairman and chief executive officer and our vice chairman. The 2007 Annual Incentive Plan was designed to increase the percentage of total compensation for the covered executives that is derived from performance-based measures. In 2008 and 2009, the compensation committee approved Annual Incentive Plans for each of our executive officers (other than Mr. Early and Mrs. Early) in a manner consistent with the 2007 Annual Incentive Plan.

For 2007, 2008 and 2009, the target annual cash incentive compensation for the named executive officers covered by the plan were as follows:

	Target Annual Incentive ($)	Target Annual Incentive (% of 2009 Base Salary)
Darrin J. Andersen, President and COO	$292,500	65%

Douglas E. Nickerson, Chief Financial Officer	150,000	50%

Michael O. Walrod, Vice President of Operations	100,000	50%

The opportunity to earn annual incentive compensation in 2007, 2008 and 2009 was based on the achievement of performance measures set by the compensation committee tied to earnings per share and EBITDA. The compensation committee assesses executive performance against targeted “Adjusted EPS” and “Adjusted EBITDA.” Adjusted EPS, as used by our compensation committee, means GAAP diluted earnings per share, excluding certain branch closing costs in 2007, 2008 and 2009, certain unanticipated governmental affairs expenses in 2008 and occupancy-related costs in 2008. Adjusted EBITDA, as used by our compensation committee, means GAAP earnings before interest, taxes, depreciation and amortization, adjusted to exclude the charges related to stock options and restricted stock awards, non-cash gains or losses associated with property disposition, certain branch closing costs in 2007, 2008 and 2009, certain unanticipated governmental affairs expenses in 2008 and occupancy-related costs in 2008.

For 2009, the targeted annual incentive compensation was based 35% on attainment of $0.84 Adjusted EPS, 35% on the attainment of $41.3 million of Adjusted EBITDA, and 30% at the discretion of the compensation committee. Participants in the plan were eligible to earn 50% of the target annual cash incentive compensation shown above by achieving a threshold of 80% of the targeted performance measures, and up to a maximum of 200% of the target annual incentive compensation by achieving 120% of the targeted performance measures. The compensation committee retained the authority to make bonus payments in addition to, or in lieu of, payments under the 2007, 2008 and 2009 Annual Incentive Plans and had the authority to modify, amend or adjust the performance measures established under the Annual Incentive Plans as appropriate to adjust for unforeseen circumstances during the calendar year.

The company exceeded the maximum level set for Adjusted EPS and was between the target and maximum levels set for Adjusted EBITDA for the 2009 Annual Incentive Plan. The 2009 annual cash incentive bonus tied to these two performance measures was 100% of the maximum payout for the Adjusted EPS measure and was prorated between the target and maximum levels for the Adjusted EBITDA measure. The compensation committee determined that the discretionary portion of the 2009 annual incentive bonus (30% of the targeted opportunity) for each participating executive would be flexed in accordance with the 70% of the annual incentive bonus paid based on 2009 results for the Adjusted EPS and Adjusted EBITDA performance measures. The 2009 annual cash incentive bonuses were paid in February 2010 in accordance with the 2009 Annual Incentive Plan and the foregoing computations of each component of the plan.

In February 2010, the compensation committee approved the 2010 Annual Incentive Plan, which is substantially identical in design as the 2007, 2008 and 2009 plans, with targets for Adjusted EPS and Adjusted EBITDA in 2010 that are below the 2009 targets and below the 2009 actual results. The compensation committee determined that the lower targets for these two measures in 2010, compared to 2009, was appropriate in view of the company budget for 2010, which reflects unfavorable changes that become effective in 2010 in the laws and regulations of several states in which the company operates. While the targets for these two measures are lower than 2009, achievement of these targets will require overall strong company financial performance in the face of current and anticipated legislative and regulatory challenges in 2010.

Our compensation committee continues to believe that it is important for the committee to retain the ability to grant discretionary cash bonuses to executive officers, either in lieu of or as a supplement to performance-based cash compensation. There may arise a wide range of circumstances in which the compensation committee may consider it important to grant discretionary bonuses in the future to one or more executive officers, including achievement of specified strategic goals by that officer or the company as a whole (irrespective of impact on performance measures), outstanding individual efforts beyond normal expectations for executive officers at a similar level, specific or unique projects and other similar situations.

Long-Term Incentive Plan and Equity-based Compensation.

We have always considered equity-based compensation to be an important part of overall compensation of our executive officers and other key employees. In prior years, we have granted stock options and restricted stock to area managers and regional managers, other officers and executive officers and certain corporation office employees as a way to provide equity-based compensation to these key employees and to increase their identification of personal financial success with overall corporate financial success.

In accordance with the terms of our 2004 Equity Incentive Plan, as amended (the “2004 Plan”), all stock option grants are made with an option exercise price equal to fair market value, which is the closing price of our common stock on the Nasdaq Global Market on the date of the grant. Awards of stock options to executive officers have been made by the compensation committee at regular or special meetings of that committee, in conjunction with year-end review of financial results and executive performance, normally in December of that year or in January or February of the following year. Our compensation committee does not delegate the authority to grant options to any other committee or person, but for all employees, other than executive officers (and their family members), has followed the recommendation of the president regarding option grants to those non-executive employees.

All options granted by the compensation committee to executive officers vest at a rate of 25% per year over four years, beginning on the first anniversary of the grant date. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Under the 2004 Plan, the compensation committee may award stock options, stock appreciation rights, restricted stock awards, performance share awards, cash bonuses or other incentive awards permitted by the plan. The compensation committee determines (i) the times when option, restricted stock and other awards will be granted, (ii) the number of shares of our common stock subject to each award granted to the non-employee directors, officers and other employees of the company, and (iii) all terms, conditions (including performance requirements) and limitations of any award, including the exercise price and vesting for each award granted under the plan.

Prior to 2008, we did not have a formal equity-based, long-term incentive plan for our executive officers. After Hay Group assisted us in developing the Annual Incentive Plan for certain of our executive officers and other key employees in 2007, Hay Group worked with our compensation committee to develop a long-term, equity-based incentive compensation plan. In February 2008, our compensation committee adopted the Long-Term Incentive Plan and made awards for calendar year 2008. The compensation committee makes annual awards under the Long-Term Incentive plan to executive officers (other than our chairman and chief executive officer and our vice chairman) and in February 2009 and 2010 made awards under this plan for calendar year 2009 and 2010, respectively. For 2008 and 2009, long-term incentive awards consisted of approximately 50% of value in stock options and 50% of value in restricted stock awards to executive officers. In 2010, the long-term incentive award for executive officers (other than our chairman and chief executive officer and our vice chairman, neither of whom received an award) was made 100% in restricted stock, as discussed further below. Each Long-Term Incentive Plan award of restricted stock and each option to purchase common stock vests ratably over four years, beginning on the first anniversary of the grant date.

As part of the consultation provided by Hay Group in 2007, beginning in 2008, we have determined the level of equity-based compensation awards for executive officers (other than our chairman and chief executive officer and our vice chairman) based on the gap between total cash compensation (including incentive cash bonuses assuming performance targets are met) and the targeted total compensation for each executive. We determined the targeted total compensation for each executive officer, other than our chairman and chief executive officer and our vice chairman, based on inputs from Hay Group and in a manner similar to our establishment of base salaries in 2007, as discussed above.

As a result, the equity awards for 2008 and 2009 (consisting of approximately 50% in value represented by stock options and approximately 50% in value represented by restricted stock awards) were approximately 133% of base salary for our president and chief operating officer, approximately 62% of base salary for our chief financial officer, and approximately 50% of base salary for our other executive officers. The equity awards for 2010 consisted solely of restricted stock awards at the same approximate targeted dollar levels as 2009 for each of our named executive officers.

The compensation committee determined to make the 2010 equity awards solely in shares of restricted stock, after discussions with management, based on the lack of perceived value of stock options to certain senior management and other key employees. This perception is attributable to: (i) the history of prior stock option grants; (ii) the drag on earnings from non-cash compensation charges associated with stock option awards without the incentive impact desired from equity based awards; (iii) the emphasis of the company on returning stockholder value through regular quarterly and special cash dividends, which benefit holders of restricted stock but not option holders; (iv) the more direct increase in equity ownership for management associated with restricted stock over stock options; and (v) the unintended consequences from a national compensation perspective from an undue emphasis on stock options for executive compensation. Our compensation committee has made no determination as to whether this will be a one-year change or will be continued in future years.

We determine the value of restricted stock awards by dividing the targeted dollar compensation for each executive officer by 90% of the 30-day average closing price of our common stock (90% to account for the four-year vesting requirement). Our restricted stock grants provide the holder thereof with dividend and voting rights, even if the restricted stock has not yet vested. Accordingly, when we pay cash dividends on our common stock, the dividends are also paid on unvested shares of restricted stock, as reflected in the Summary Compensation Table.

We do not have a formal plan with respect to granting equity awards to non-executive officers, and believe it is important to maintain flexibility year-to-year to determine the best overall compensation package for those employees.

The 2004 Plan specifies certain change in control events, including (i) a person acquiring a majority of our voting securities, (ii) our merger or consolidation with another company, (iii) the sale of all or substantially all of our assets, or (iv) any other kind of a corporate reorganization or takeover where we are not the surviving company or where we are the surviving company and the members of the board immediately prior to the reorganization do not constitute a majority of the board of directors of the surviving company.

Awards granted under the 2004 Plan may, in the discretion of the compensation committee, provide that (a) the award is immediately vested, fully earned, exercisable, and, in the case of options, converted into SARs, as appropriate, upon a change in control event, and (b) we will make full payment to each such participant with respect to any performance share award, cash bonus or other incentive award, and permit the exercise of options or SARs, respectively, granted under the 2004 Plan to the participant.

To date, all stock options granted by the compensation committee under the 2004 Plan have included a provision that in connection with a change in control event, the option may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on the optionee, or the successor corporation may substitute equivalent options. If the successor corporation (if any) does not assume or substitute options, the option will become exercisable in full immediately prior to the consummation of the change in control event, (provided, however, that no acceleration will occur if the optionee is part of the group that is attempting to initiate the change in control event), and if the option is not exercised at or prior to the consummation of the change in control event, the option will terminate immediately upon the consummation of that event.

To date, all time vesting restricted stock awards granted by the compensation committee under the 2004 Plan have provided that if there is a change in control, all restrictions on the unvested shares will lapse and thereafter the remaining unvested shares will vest, free of all restrictions.

Retirement and Other Benefits

All full-time employees are eligible to participate in our 401(k) profit sharing plan. Executive officers participate in that plan on the same basis as all other participants.

In 2007, we adopted The QC Holdings, Inc. Executive Nonqualified Excess Plan (the “409A Excess Plan”), which permits any executive officer and certain other employees to make voluntary contributions to the 409A Excess Plan. The objective of the 409A Excess Plan is to provide executive officers and other eligible employees an opportunity to defer some or all of their cash compensation on a pre-tax basis, particularly in light of the limitations under our 401(k) plan due to the “top-heavy” rules under the Internal Revenue Code. The 409A Excess Plan permits a deferral of up to 100% of the cash compensation of the covered employee. We make matching contributions to the 409A Excess Plan equal to 50% of the employee’s contribution to the 409A Excess Plan, up to a maximum company contribution of 3% of cash compensation. While employee contributions to the 401(k) plan are capped by the Internal Revenue Code ($15,500 for 2007 and 2008, and $16,500 in 2009, with slightly higher contributions permitted for those over 50), there are no such restrictions under the company’s 409A Excess Plan.

Prior to the 409A Excess Plan, we have provided very few additional retirement or similar benefits to our senior executives, other than benefits such as 401(k) matching contributions that are made available to executives on the same basis as provided to other employees. The compensation committee has noted the absence of these other types of traditional compensation arrangements when it has considered and approved executive base salaries, bonuses and equity-based awards in the past.

Perquisites and Other Personal Benefits

We provide our executive officers with only one perquisite, which is the use of a company automobile or a car allowance, and a tax-gross-up related to the compensation expense for the car allowance or company car. The direct cash cost of this personal benefit for each named executive officer for 2007, 2008 and 2009, is included as “All Other Compensation” in the Summary Compensation Table.

Employment Agreements and Change in Control Arrangements

We do not have any employment agreements or employment arrangements with any of our executive officers or other key employees. All executive officers are employees “at will.”

We presently do not have any change in control arrangements with any of our executive officers. Our 2004 Plan has certain change in control features, as described above. To date, all stock option grants to our executive officers and non-employee directors have the change in control provision described above, and all time-vesting and performance-vesting restricted stock awards granted to our executive officers have included the change in control provisions described above.

Tax and Accounting Implications

Deductibility of Executive Compensation.

Section 162(m) of the Internal Revenue Code provides that certain compensation in excess of $1,000,000 per year to our chief executive officer or an employee whose total compensation is required to be reported to stockholders under the executive compensation disclosure rules under the Securities Exchange Act of 1934 (namely, the other executives listed each year in the Summary Compensation Table in our proxy statements) may not be deducted as a business expenses unless the compensation is made pursuant to a qualified performance-based award that is within the scope of Code Section 162(m).

The compensation committee historically has not considered the deductibility of executive compensation under Code Section 162(m) because any amounts of executive compensation subject to Code Section 162(m) limits that have exceeded this amount have been immaterial. While we have begun to use certain performance-based awards under the 2004 Plan and under our annual incentive arrangements, those performance-based awards presently do not come within the scope of the Code Section 162(m) deductibility requirements.

We have not considered any amendments to the 2004 Plan to allow for the grant of performance-based awards under that plan in a manner that is intended to allow for their full tax deductibility as a business expense in accordance with Section 162(m) of the Code. If executive compensation that is subject to the deductibility limits of Code Section 162(m) is likely to become material in the future, we will likely consider amending the 2004 Plan to permit the grant of performance-based awards that will be fully tax deductible in accordance with that section. Any Section 162(m) amendments to the 2004 Plan will be subject to stockholder approval.

Accounting for Stock-Based Compensation.

We account for stock-based payments, to date consisting of stock option grants and restricted stock awards, in accordance with the requirements of FASB ASC Topic 718, Compensation—Stock Compensation.

Compensation for the Years Ended December 31, 2009, 2008 and 2007

The following table sets forth all compensation paid in 2009, 2008 and 2007 to our principal executive officer, principal financial officer and our three most highly compensated executive officers (the “named executive officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1),(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Don Early	2009	500,000	320,000	—	—	—	33,267	853,267
Chairman and CEO	2008	500,000	320,000	—	—	—	20,944	840,944
	2007	500,000	320,000	—	—	—	20,929	840,929

Mary Lou Early	2009	400,000	162,000	—	—	—	27,194	589,194
Vice Chairman and Secretary	2008	400,000	162,000	—	—	—	27,734	589,734
	2007	400,000	162,000	—	—	—	34,244	596,244

Darrin J. Andersen	2009	450,000	5,000	344,316	359,885	555,000	77,303	1,791,504
President and COO	2008	450,000	25,000	323,431	336,187	230,000	61,698	1,426,316
	2007	450,000	55,000	—	—	440,000	156,966	1,101,966

Douglas E. Nickerson	2009	300,000	3,000	114,772	119,962	285,000	50,568	873,302
Chief Financial Officer	2008	300,000	3,000	107,810	112,062	120,000	36,514	679,386
	2007	300,000	3,000	—	—	230,000	84,078	617,078

Michael O. Walrod	2009	200,000	3,000	57,386	59,981	190,000	35,111	545,478
VP of Operations	2008	200,000	3,000	54,007	56,031	90,000	25,483	428,521
	2007	200,000	3,000	—	—	150,000	56,535	409,535

(1)	Reference is made to Note 15 “Stock-Based Compensation” of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, which identifies the valuation assumptions made in the valuation of stock-based awards in accordance with FASB ASC Topic 718 (“ASC Topic 718”). In accordance with the rules of the Securities and Exchange Commission, the full grant date fair value of equity awards granted in 2008, computed in accordance with ASC Topic 718, is shown in order to facilitate year-to-year comparisons. Our stock-based compensation expense recognized under ASC Topic 718 does not reflect any expected forfeitures for executive officers. The values recognized in the “Stock Awards” and “Option Awards” columns do not reflect any expected forfeitures.
(2)	Annual restricted stock awards for services provided in 2007 shown in our prior proxy statements were granted in December 2006 and have been excluded from this year’s proxy statement in accordance with the current rules of the Securities and Exchange Commission.
(3)	Awards for 2007, 2008 and 2009 relate to our financial performance in calendar year 2007, 2008 and 2009, respectively. The compensation committee certifies the amount of each award in February in connection with the committee’s review of year-end financial results for the preceding calendar year. A $20,000 bonus granted in 2008 and a $50,000 bonus granted in 2007, each granted to Mr. Andersen under the discretionary component of our Annual Incentive Plan, is included under the “Bonus” column rather than the “Non-Equity Incentive Plan Compensation” column.
(4)	Perquisites for each named executive officer include a car expense and a gross-up payment for related taxes. The reimbursement to the named executive officers in 2009 for taxes related to car allowances was $3,701 for Mr. Early, $2,995 for Mrs. Early, $4,441 for Mr. Andersen, $5,891 for Mr. Nickerson, and $5,410 for Mr. Walrod, respectively. All perquisites are valued at aggregate incremental cost, which is our direct cash cost. Also includes our contribution to the 401(k) and 409(A) plans of the named executive officers in the aggregate amount of $19,275 for Mr. Early, $15,871 for Mrs. Early, $29,510 for Mr. Andersen, $20,113 for Mr. Nickerson and $11,520 for Mr. Walrod. For Messrs. Andersen, Nickerson and Walrod, also includes $33,671, $11,724 and $6,014, respectively for cash dividends paid in 2009 on unvested restricted stock awards.

Grants of Plan-Based Awards

During the Year Ended December 31, 2009

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Don Early	—	—	—	—	—	—	—	—	—	—	—

Mary Lou Early	—	—	—	—	—	—	—	—	—	—	—

Darrin J. Andersen	2/9/09	146,250	292,500	585,000	—	—	—	78,432	235,296	4.39	704,201

Douglas E. Nickerson	2/9/09	75,000	150,000	300,000	—	—	—	26,144	78,432	4.39	234,734

Michael O. Walrod	2/9/09	50,000	100,000	200,000	—	—	—	13,072	39,216	4.39	117,367

(1)	The grant date shown is the date the 2009 performance plan awards were granted or the grant date for restricted stock or option awards reported in the table, as applicable.
(2)	In February 2010, the compensation committee completed its review of our 2009 year-end financial results and certified the awards due under our 2009 Annual Incentive Plan as discussed above under Compensation Discussion and Analysis. The Summary Compensation Table reflects 2009 annual incentive compensation of $555,000 for Mr. Andersen, $285,000 for Mr. Nickerson and $190,000 for Mr. Walrod.

On at least one occasion in the past, the compensation committee has met and granted options to purchase common stock or made awards of restricted stock on a date when the Nasdaq Global Market was not open. In these instances, the option and restricted stock awards were based on the closing market price of our common stock on the last business day prior to the date of grant.

For the named executive officers, an explanation of how their salary, bonus and equity awards are structured in proportion to total compensation is included in Compensation Discussion and Analysis.

Holdings of Equity-Related Interests

The following table sets forth information concerning unexercised stock options and unvested restricted stock awards held by the named executive officers on December 31, 2009. All information set forth below relates to the grant of stock options under the 2004 Plan, and to the award of restricted stock under the 2004 Plan.

On December 27, 2007, we paid a special cash dividend of $2.50 per share on our common stock. In December 2007, the compensation committee approved the adjustment of the option exercise price and the number of shares of common stock subject to each outstanding option in accordance with the terms of the QC Holdings, Inc. 1999 Stock Option Plan and our 2004 Equity Incentive Plan to give equitable effect to the payment of the special cash dividend. The numbers in following table reflect this adjustment with respect to outstanding stock options on that date.

Outstanding Equity Awards at Fiscal Year-End

December 31, 2009

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Don Early	141,410	47,137	—	9.48	1/5/2016	—		—	—	—

Mary Lou Early	157,122		—	13.76	12/14/2014	—		—	—	—
	117,842	39,281		9.48	1/5/2016

Darrin J. Andersen	62,849		—	11.14	7/15/2014	5,000	(2)	24,050	—	—
	125,698			13.76	12/14/2014	23,805	(3)	114,502
	117,842	39,281		9.48	1/5/2016	78,432	(4)	377,258
	22,500	67,500		10.19	2/4/2018
		235,296		4.39	2/8/2019

Douglas E. Nickerson	87,989		—	11.14	7/15/2014	2,500	(2)	12,025	—	—
	47,137			13.76	12/14/2014	7,935	(3)	38,167
	35,353	11,784		9.48	1/5/2016	26,144	(4)	125,753
	7,500	22,500		10.19	2/4/2018
		78,432		4.39	2/8/2019

Michael O. Walrod	31,425		—	13.76	12/14/2014	1,500	(2)	7,215	—	—
	35,353	11,784		9.48	1/5/2016	3,975	(3)	19,120
	3,750	11,250		10.19	2/4/2018	13,072	(4)	62,876
		39,216		4.39	2/8/2019

(1)	Options expiring in 2016, 2018 and 2019, vest 25% per year over four years beginning on the first anniversary of the grant date and expire ten years from the date of grant. All other options were fully vested as of December 31, 2009.
(2)	Restricted stock awards vest 25% per year over four years beginning on December 14, 2007, the first anniversary of the date of grant.
(3)	Restricted stock awards vest 25% per year over four years beginning on February 5, 2009, the first anniversary of the date of grant.
(4)	Restricted stock awards vest 25% per year over four years beginning on February 9, 2010, the first anniversary of the date of grant.

The following table provides information regarding the exercise of stock options and the vesting of stock awards during the fiscal year ended December 31, 2009, for each of the named executive officers.

Option Exercises and Stock Vested

During the Year Ended December 31, 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Don Early	—	—	—	—
Mary Lou Early	—	—	—	—
Darrin J. Andersen	—	—	12,935	61,185
Douglas E. Nickerson	—	—	5,145	24,787
Michael O. Walrod	—	—	2,825	13,722

Nonqualified Deferred Compensation

As described in Compensation Discussion and Analysis, certain of our officers and key employees are prohibited by the “top-heavy” rules of the federal tax code from making the maximum possible contributions to our 401(k) plan. In April 2007, our compensation committee adopted a nonqualified excess plan under Internal Revenue Code Section 409(A) to provide these employees with a mechanism to contribute to a nonqualified plan the difference that they are unable to contribute to our 401(k) plan. While the purpose of the nonqualified plan is to permit those officers and employees to defer the portion of their base salary that they cannot otherwise contribute to the 401(k) plan, the plan permits a deferral of up to 100% of the cash compensation of the covered employee.

Nonqualified Deferred Compensation

Name	Executive contributions in last FY ($)(1)	Registrant contributions in last FY ($)(1)	Aggregate (loss) earnings in last FY ($)(1)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)(1)
Don Early	52,000	15,600	27,689	—	176,010
Mary Lou Early	60,000	12,000	38,062	—	205,193
Darrin J. Andersen	86,367	22,160	64,627	—	358,017
Douglas E. Nickerson	44,774	13,041	21,608	—	136,201
Michael O. Walrod	17,400	8,700	17,293	—	77,797

(1)	Executive contributions in 2009 are included in “Salary” in the Summary Compensation Table, and our contributions are included in “All Other Compensation.” Aggregate (loss) earnings are not included in the Summary Compensation Table.

The named executive officers, and other participants in the nonqualified plan, can defer up to 100% of their cash compensation into the plan. We make matching contributions to the 409A Excess Plan equal to 50% of the employee’s contribution to the 409A Excess Plan, up to a maximum company contribution of 3% of cash compensation. Each participant directs the allocation of their plan balance among investment options that mirror the investment options available to participants in our 401(k) plan. Participants may change their elections at any time. While deferred, each participant’s account accrues “earnings” based on performance of the investments selected by the participant under the nonqualified plan. The nonqualified plan does not include any company-guaranteed or provide “above-market” or “preferential” earnings. The liability of the company to the participants in the 409A Excess Plan is separate and distinct from the assets that are maintained to satisfy the liability. Unlike the 401(k) Plan assets, which are independent of the company, the assets in the 409A Excess Plan are subject to the claims of creditors of the company.

Potential Payments Upon Termination or Change-in-Control

As described in Compensation Discussion and Analysis, our 2004 Plan has certain change in control features that apply equally to all executive officers and non-employee directors, and to all other employees that receive awards under that plan.

Compensation Policies and Practices As They Relate to Risk Management

We consider the impact of compensation policies on risk taking within the company. For example, we have decreased the use of stock options and increased the use of restricted stock awards for both officers and other key employees, such as regional and area managers. While there are many factors that influence compensation decisions, we believe that equity-based awards in restricted stock create less of an incentive for undue risk taking than do stock options. We anticipate, however, that we will continue to use stock options, from time to time, as part of our overall equity-based compensation strategy for officers and other key employees.

We also recognize that any incentive compensation tied to revenues, cash flow or earnings has inherent in it an incentive to take risks to enhance revenues, cash flow or earnings. The goal of any program, however, is to balance appropriate incentives and appropriate risk taking and not to create undue incentives that reward undue risk taking. We believe that the budgeting process and the mix among base salary, incentive cash and equity-based awards is appropriately balanced within the company to reward appropriate risk taking without creating a culture of undue risk taking.

Director Compensation

The following table provides information regarding the compensation earned by our non-employee directors in the fiscal year ended December 31, 2009.

Director Compensation

For the Year Ended December 31, 2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Richard B. Chalker(2)	44,250	45,902	—	—	—	90,152
Murray A. Indick(3)	15,500	45,902	—	—	—	61,402
Gerald F. Lamberti(4)	36,250	45,902	—	—	—	82,152
Francis P. Lemery(5)	44,000	45,902	—	—	—	89,902
Mary V. Powell(6)	43,000	45,902	—	—	—	88,902

(1)	Represents the grant date fair value of the restricted stock awarded to non-employee directors in 2009. Restricted stock granted to non-employee directors vests immediately but may not be sold for six months after the date of grant. Reference is made to Note 15 “Stock-Based Compensation” of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, which identifies the valuation assumptions made in the valuation of stock-based awards in accordance with FASB ASC Topic 718 (“ASC Topic 718”). Our stock-based compensation expense for directors recognized under ASC Topic 718 does not reflect any expected forfeitures.
(2)	As of December 31, 2009, Mr. Chalker had an aggregate of 34,567 shares of common stock underlying stock options, all of which were vested.
(3)	Mr. Indick did not stand for re-election in 2009.
(4)	As of December 31, 2009, Mr. Lamberti had an aggregate of 34,567 shares of common stock underlying stock options, all of which were vested.
(5)	As of December 31, 2009, Mr. Lemery had an aggregate of 34,567 shares of common stock underlying stock options, all of which were vested.
(6)	As of December 31, 2009, Ms. Powell had an aggregate of 34,567 shares of common stock underlying stock options, all of which were vested.

Beginning in 2007, we established a policy to award approximately $40,000 of equity value to each non-employee director on an annual basis in consideration of his or her continued service on the board. On February 9, 2009, we awarded each non-employee director 10,456 shares of restricted stock at $4.39 per share, the closing price on the date of grant. On February 2, 2010, we awarded each non-employee director 8,200 shares of restricted stock at $5.41 per share. We determine the value of restricted stock awards by dividing the targeted dollar compensation for each director by 90% of the 30-day average closing price of our common stock (90% to account for the six-month restriction on resale requirement). On February 2, 2010, the compensation committee also approved a new policy which permits any non-employee director to elect to receive approximately 40% of the value of an annual restricted stock award in cash in order to provide for his or her respective income tax liabilities in connection with such grant. Two directors made this election with respect to the February 2010 annual restricted stock award grant to independent directors.

The compensation committee’s original policy was to award approximately $30,000 of value in nonqualified stock options to each new independent director upon his or her election to the board. Since that policy was first adopted, however, the compensation committee has made all equity-based awards to independent directors in the form of restricted stock awards under our 2004 Equity Incentive Plan, as amended. In view of this practice, the compensation committee has determined that initial equity-based awards to new independent directors will be that number of shares of restricted stock equal to approximately $30,000 divided by the 30-day average closing price of our common stock on the later of (i) the date of grant of the award, or (ii) the effective date of the new director’s election to the Board. Mr. Sutherland joined the board effective January 1, 2010. In accordance with the current policy of the compensation committee, on January 4, 2010 (the first trading day in January 2010), Mr. Sutherland received an award of 5,800 shares of restricted stock at $5.27 per share.

All restricted stock awarded to non-employee directors vests immediately but may not be sold for six months after the date of grant. Because of the required holding period, our compensation committee has determined that a 10% discount should be applied to the grant date fair value when determining the amount of the annual restricted stock awards.

Our non-employee directors currently receive the following fees for board and committee participation:

Annual restricted stock award*	$40,000
Annual retainer	25,000
Board meeting fee	1,000
Executive Committee meeting fee	750
Audit Committee
Annual retainer, chairman	6,000
Annual retainer, member	3,000
Committee meeting fee	750
Compensation Committee
Annual retainer, chairman	3,000
Annual retainer, member	2,000
Committee meeting fee	750

*Approximate value

Following our initial public offering in July 2004, we ceased compensating our employee directors for their service on the board other than reimbursement provided to all directors for reasonable out-of-pocket expenses incurred in attending board and committee meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 18, 2006, we entered into a registration rights agreement with Mr. Early, a director and our chairman and chief executive officer, and a private investment fund that then held approximately 12.5% of our outstanding common stock. In 2009, the private investment fund reduced its ownership of our common stock below 5% of our outstanding common stock and, as a result, its rights under the agreement were terminated.

The registration rights agreement provides that, upon written request by Mr. Early, the estate of Mr. Early, any trust, testamentary or otherwise, that is funded in whole or in part with shares of common stock from Mr. Early or the estate of Mr. Early, or any affiliate of Mr. Early, or any assignee of Mr. Early (individually, a “holder”), who is at the time of the request, individually or as a group, a holder of at least 5% of our outstanding common stock, we will prepare and file with the SEC, as soon as practicable, a registration statement to enable the reoffer and resale by the requesting holders of the shares of common stock of the company on a delayed or continuous basis under Rule 415 of the Securities Act, and use its best efforts to cause the registration statement to become effective as soon as reasonably practicable after the filing of the registration statement. We are required to keep the registration statement effective until the holder or holders have completed the distribution described in the registration statement relating thereto, but for no more than 120 days or such lesser period until all the registered securities are sold. We have granted two demand registration rights under the agreement to Mr. Early.

The registration rights agreement also provides for certain “piggyback registration rights,” whereby any holder who did not initiate the registration request will have an opportunity to have their shares of common stock registered in conjunction with the initiating holders’ registration.

We are obligated to pay customary registration expenses associated with the exercise of demand or piggyback registration rights by Mr. Early or his permitted designees, other than underwriting fees and expenses, which will be the responsibility of the selling stockholders. The agreement includes certain other customary provisions for a registration rights agreement, including various obligations of the company to facilitate the filing and effectiveness of the demand registrations.

We and Mr. Early were parties to a registration rights agreement dated as of June 22, 2004, which granted to the estate of Mr. Early certain registration rights for the common stock of the company held by the estate of Mr. Early and certain other persons. We and Mr. Early terminated the 2004 registration rights agreement as of April 18, 2006, without any material early termination penalties incurred by us. We continue to maintain $15 million of key man life insurance on Mr. Early, but have no obligation to use any life insurance proceeds to purchase any stock from Mr. Early’s estate.

Mr. Wood, an executive officer of the company, is the 100% owner (with his spouse) of one company and a 33% owner of a second company that own buildings that are leased by the company for two payday loan branches. We made rental payments to those companies in 2009 for those branches equal to approximately $56,000 and $53,000, respectively.

The compensation committee reviews and approves all annual compensation of family members of executive officers in excess of $120,000. Pursuant to its written charter, the audit committee reviews with our independent registered accounting firm and management all material transactions involving related persons or entities, with discussion of arrangements that may involve transaction terms or other aspects that differ from those which would likely be negotiated with clearly independent parties. The compensation committee approves the salary and bonus paid to Mike Waters, our vice president of governmental affairs. Mr. Waters is the brother of Mary Lou Early and the uncle of Darrin J. Andersen. In 2009, we paid Mr. Waters salary and bonus totaling in excess of $120,000. As part of our annual compensation review of all employees, in 2009 the compensation committee also awarded Mr. Waters 3,920 shares of restricted stock, as well as an option to purchase 11,764 shares of our common stock.

CORPORATE GOVERNANCE

Board and Committee Meetings

During 2009, the board of directors met seven times. The board of directors has established an executive committee, an audit committee and a compensation committee. The independent members of the board of directors oversee our procedures regarding nominations and corporate governance. In 2009, each director attended more than 75% of the meetings of the board of directors and of the board committees on which he or she served. All of the continuing directors and nominees attended the 2009 annual meeting of stockholders. We anticipate that each of the nominees for director will attend the 2010 annual meeting of stockholders.

The following table provides membership and meeting information for each of the board committees:

	Executive Committee		Audit Committee		Compensation Committee
Don Early	x	(1)
Mary Lou Early
Richard B. Chalker			x	(1),(2)	x
Murray A. Indick(3)
Gerald F. Lamberti					x
Francis P. Lemery	x		x	(2)	x	(1)
Mary V. Powell	x		x	(2)	x
Jack L. Sutherland(4)			x	(2)	x
# of Meetings in 2009	0		5		3

(1)	Committee chairman
(2)	Audit committee financial expert
(3)	Mr. Indick did not stand for re-election in 2009.
(4)	Mr. Sutherland was elected to the board, audit committee and compensation committee effective January 1, 2010.

Director Independence

The board has determined that each of the members of the audit committee and the compensation committee, and each of the members of the executive committee, other than Mr. Early, is an “independent director” as defined in the Nasdaq listing standards, and that each of those directors was independent throughout 2009. The board has also determined that Mr. Sutherland, who was elected to the board, audit committee and compensation committee effective January 1, 2010, is an “independent director” as defined in the Nasdaq listing standards.

Board Leadership Structure and Role in Risk Oversight

Don Early serves as both chairman of the board and chief executive officer of the company. The company does not have a lead independent director. We believe that the current leadership structure is appropriate given Mr. Early’s status as founder of the company, his extensive executive and leadership experience, the size of the company and the leadership roles served by other executive officers and directors. For example, many key board actions occur through the compensation committee or the audit committee. Normally, those committee meet with the full board so that all board members may be informed as to the decisions and deliberations of those committee. The chairmen of those respective committees lead and direct all matters relating to those committees and thus have lead responsibility for board agendas, discussions and deliberations relative to those topics. Similarly, most business and financial updates for the board are presented by our president and our chief financial officer, while our chairman and chief executive officer receives those reports with other board members. Given these historic practices, the company has not designated a lead director or separated the positions of chairman of the board and chief executive officer.

The board of directors is responsible for oversight of the company’s risk management practices, while management is responsible for the day-to day risk management of the company. The company faces a number of risks, including regulatory compliance and operational risks. Executive management reports directly to the board on these matters at every board meeting. Additionally, the company’s internal audit manager presents annually to the audit committee (in the presence of the entire board), the internal audit plan, the results thereof, and any risk assessment projects. In recent years, the company has begun to expand the enterprise risk management component of the annual internal audit plan in an effort to identify and minimize risks to the organization.

Executive Committee

The executive committee was formed in December 2004 to act on behalf of the board of directors between the regularly scheduled and special meetings of the full board. The executive committee has the power and authority to act on all matters that can be brought before the full board of directors other than certain actions that are reserved to the board in the our bylaws.

Nominating Procedures

On June 15, 2004, our board adopted procedures regarding nominations and corporate governance. The policy can be found on our website, www.qcholdings.com, by selecting “Governance” under the heading “Investment Center.” Directors of the company meeting the independence standards set forth in the Nasdaq listing standards are charged with enforcement of the policy.

The independent directors evaluate and select nominees to the board based on their ability to fulfill the duties of care and loyalty to the company’s stockholders. While the company’s nomination and corporate governance policy does not prescribe specific diversity standards, the independent directors seek to identify nominees that have a variety of perspectives, professional experience, education and personal qualities that will result in a well-rounded board. To be considered for nomination to the board of directors, an individual should:

•	Be of the highest character and integrity and have an inquiring mind, the willingness to ask hard questions and the ability to work with others;

•	Be free of any conflict of interest that would violate applicable laws or regulations or otherwise interfere with the individual’s ability to perform properly his or her duties as a director;

•	Be willing to devote sufficient time to the company’s affairs and diligently fulfill his responsibilities as a director;

•	Have substantial experience in the one or more areas of business, education or government service that will provide value to the overall board of directors; and

•	Have the capacity and desire to represent the best interests of the stockholders as a whole.

The seven nominees for election at the 2010 annual meeting of stockholders were nominated pursuant to these nominating procedures. All nominees are already serving as directors of the company.

The board of directors will consider nominees recommended by stockholders for the 2011 annual meeting of stockholders, provided that the name of each nominee is submitted in writing, no later than January 1, 2011, to the corporate secretary or the nominating committee, QC Holdings, Inc., 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210. Each submission must include a statement of the qualifications of the nominee, the consent of the nominee evidencing a willingness to serve as a director, if elected, and a commitment by the nominee to meet personally with the board of directors. Additional submission requirements are contained in the company’s bylaws, a copy of which may be obtained from the company’s secretary at the address shown above.

Other than the submission requirements set forth above, there are no differences in the way the non-employee directors evaluate their own nominees for director and the way they evaluate a nominee recommended by a stockholder.

Audit Committee

The audit committee of the board of directors is responsible for overseeing management’s financial reporting practices and internal controls. The audit committee acts under a written charter that was adopted by the board of directors on June 15, 2004. A copy of the audit committee’s charter can be found on the company’s corporate website, www.qcholdings.com, by selecting “Governance” under the heading “Investment Center.” The board of directors has determined that each member of the audit committee is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The audit committee was established in accordance with all applicable rules of the SEC, including Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Audit and Other Service Fees

Grant Thornton LLP has audited the financial statements of the company for 2009 and 2008. The audit committee expects to reappoint, and recommends your ratification of, Grant Thornton LLP as independent registered public accounting firm for the company for 2010. A representative of Grant Thornton LLP will be present at the annual meeting with the opportunity to make a statement if he or she desires and will be available to respond to questions.

The following table sets forth the aggregate fees billed to the company for the years ended December 31, 2009, and 2008 by our principal accounting firm, Grant Thornton LLP:

	2009	2008
Audit fees(1)	$399,000	$385,500
Audit-related fees(2)	38,325	17,325
Tax fees(3)	116,953	205,753
All other fees	—	—

Total	$554,278	$608,578

(1)	Includes services rendered for the audit of the company’s annual financial statements, attestation work required by Section 404 of the Sarbanes-Oxley Act of 2002 in order to issue an opinion on management’s assessment of the effectiveness of internal controls over financial reporting and review of financial statements included in quarterly reports on Form 10-Q.
(2)	Includes services rendered for the audit of certain of the company’s employee benefit plans and certain acquisition related costs.
(3)	Includes tax return preparation and other tax consulting.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining Grant Thornton LLP’s independence. Additionally, the audit committee approved all non-audit and tax services performed by Grant Thornton LLP in 2009 in accordance with the pre-approval policy of the audit committee described below.

In August 2004, the audit committee adopted a pre-approval policy under which audit, non-audit and tax services to be rendered by our independent public accountants are pre-approved by the audit committee. Pursuant to this policy, the audit committee pre-approves audit, non-audit and tax services to be provided by the independent registered public accounting firm, at specified dollar levels, which dollar levels are reviewed by the compensation committee periodically, and no less often than annually. Any proposed services exceeding the pre-approved fee level or budgeted amount requires specific pre-approval by the audit committee. Additionally, the audit committee may provide explicit prior approval of specific engagements not within the scope of a previous pre-approval resolution. The pre-approval policy also specifies certain services (consistent with the SEC rules and regulations) that may not be provided by the company’s independent registered public accounting firm in any circumstance.

Audit Committee Report

In connection with the consolidated financial statements for the fiscal year ended December 31, 2009, the audit committee has:

•	reviewed and discussed the audited financial statements with management and with representatives of Grant Thornton LLP, independent registered public accounting firm;

•	discussed with the independent registered public accounting firm the matters required to be discussed by Statement On Auditing Standards No. 61, as amended (Communication with Audit Committees); and

•

received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed the independence of Grant Thornton LLP with representatives of the independent registered public accounting firm.

Based on these actions, the audit committee recommended to the board of directors that the company’s audited financial statements be included in its annual report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

Richard B. Chalker, Chairman

Francis P. Lemery

Mary V. Powell

Audit Committee of the Board of Directors

Compensation Committee

The compensation committee of the board of directors was formed on June 15, 2004, and currently consists of five of the independent members of the board of directors. The compensation committee acts under a written charter that was adopted by the board of directors on June 15, 2004. A copy of the compensation committee’s charter can be found on the company’s corporate website, www.qcholdings.com, by selecting “Governance” under the heading “Investment Center.” The compensation committee is responsible for approving the compensation of the chief executive officer and, in consultation with the chief executive officer, the compensation of the other executive officers of the company, and the non-employee members of the board of directors. The compensation committee also administers our equity incentive plan, and as such, has approved all stock option grants and restricted stock awards to non-employee directors, officers and all other employees of the company under the plan.

The compensation committee is responsible for overseeing and evaluating the compensation of the executive officers, including the chief executive officer, of the company and its subsidiaries, and their performance relative to compensation, in order to assure that they are compensated in a manner consistent with our stated compensation strategy, internal equity considerations, competitive practices and the requirements of applicable regulatory bodies. In addition, the compensation committee evaluates and makes recommendations regarding the compensation of non-employee directors, including their compensation for service on board committees and the terms of any stock compensation awards.

The compensation committee periodically evaluates our annual and long-term incentive plans, equity-related plans and certain employee benefit programs. The compensation committee administers our 2004 Plan and exercises all other rights granted to the compensation committee or the board of directors under our 2004 Plan. The compensation committee does not delegate authority to grant options or other awards, or other forms of executive or director compensation, to any other committee or person. Certain executive officers participate with the compensation committee in certain compensation-related discussions, as described in Compensation Discussion and Analysis.

As discussed in Compensation Discussion and Analysis, the compensation committee initially engaged Hay Group, a global compensation consulting firm, in 2007 to assist the compensation committee in developing an annual incentive plan. This engagement was expanded to include a general review of all elements of executive compensation, including base salary and bonus, and the possibility of a long-term incentive plan.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between the company’s board of directors or compensation committee and the board of directors or compensation committee of any other company.

Compensation Committee Report

In connection with its duty to review and approve executive compensation, the compensation committee has:

•	reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management; and

•	based on this review and discussion, recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

Francis P. Lemery, Chairman

Richard B. Chalker

Gerald F. Lamberti

Mary V. Powell

Compensation Committee of the Board of Directors

Corporate Governance Policies

We maintain a corporate website, www.qcholdings.com. The following corporate policies of the company and our board of directors are available on our website by selecting “Governance” under the heading “Investment Center:”

•	Code of Ethics

•	Procedures Regarding Nominations and Corporate Governance

•	Charter of the Audit Committee

•	Charter of the Compensation Committee

Our Code of Ethics applies to all employees, officers and directors, and specifically our chief executive officer and chief financial/accounting officer.

RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS OF THE COMPANY

The audit committee of the board of directors expects to appoint, and recommends your ratification of, Grant Thornton LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2010. The submission of this matter for ratification by stockholders is not legally required. The board of directors, however, believes that this submission to stockholders is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the board of directors on a important issue of corporate governance. If the selection is not ratified, the audit committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the company and our stockholders.

The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

Stockholders may communicate with the board generally or with a specific director at any time by writing to our corporate secretary at 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210. The secretary will review all messages received and will forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to the board.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2011 annual meeting of stockholders must be received by our corporate secretary at QC Holdings, Inc., 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210, no later than January 1, 2011, to be eligible for inclusion in the company’s proxy statement and proxy related to that meeting. Additionally, if properly requested, a stockholder may submit a proposal for consideration at the 2011 annual meeting of stockholders, but not for inclusion in the company’s proxy statement. Under the company’s bylaws, for a stockholder to request properly that business be brought before the annual meeting of stockholders, the secretary of the company must receive the request from a stockholder of record entitled to vote at the meeting. Notice of matters proposed to be brought before the 2011 annual meeting of stockholders must be received on or before February 2, 2011. A copy of the company’s bylaws, which include additional conditions, may be obtained without charge from the secretary of the company at the address shown above.

ANNUAL REPORT

Our annual report on Form 10-K, which constitutes our 2009 annual report to stockholders, is included with this proxy statement. Stockholders sharing an address and receiving multiple copies of annual reports and proxy statements can contact our corporate secretary at QC Holdings, Inc., 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210, to request future delivery of a single copy of annual reports and proxy statements to the shared address.

OTHER MATTERS

The board of directors is not aware of any other matters that will be presented for action at the annual meeting. If other matters properly come before the meeting, it is intended that the holders of the proxies hereby solicited will vote thereon in accordance with their best judgment.

Dated: April 19, 2010

QC HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 2, 2010

10:00 a.m.

QC Holdings, Inc.

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 2, 2010.

The undersigned hereby appoints Don Early and Darrin Andersen, and each of them in the order named, proxies with full power of substitution to vote all shares of Common Stock of QC Holdings, Inc. of record in the name of the undersigned at the close of business on April 9, 2010, at the Annual Meeting of Stockholders of QC Holdings, Inc. to be held on June 2, 2010, or at any adjournment or adjournments, hereby revoking all former proxies.

(Continued and to be signed on reverse side)

(Fold and Detach Here)

MARK, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE POSTAGE-PAID

ENVELOPE PROVIDED.

The Board of Directors Recommends a Vote FOR Item 1.

1.	Election of Directors:	01 Don Early 02 Mary Lou Early 03 Richard B. Chalker 04 Gerald F. Lamberti	05 Francis P. Lemery 06 Mary V. Powell 07 Jack L. Sutherland	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Directors Recommends a Vote FOR Item 2.

2.	Ratification of the appointment of Grant Thornton LLP as independent registered public accounting firm for the company for the year ending December 31, 2010.	☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	Transact any other business properly introduced at the meeting.

(PLEASE SEE REVERSE SIDE FOR PROPOSALS TO BE VOTED)

(Fold and Detach Here)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box	☐ Indicate changes below:	Date ___________________________________

Signature(s) in Box
Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.